EXHIBIT 99.9
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com




FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 8, 2002



                 BANYAN STRATEGIC REALTY TRUST REPORTS
                      FIRST QUARTER 2002 RESULTS


CHICAGO - MAY 8, 2002 - BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that for the quarter ended March 31, 2002 its Net Assets in Liquidation decreased by approximately $0.3 million, from approximately $12.4 million at December 31, 2001, to approximately $12.1 million at March 31, 2002. The decrease was due primarily to an operating loss of $0.3 million and minority interest of $0.1 million, offset by $0.1 million of interest income on cash and cash equivalents.

For the three months ended March 31, 2001, the Trust reported that Net Assets in Liquidation increased by approximately $1.2 million, from approximately $64.2 million at December 31, 2000, to approximately $65.4 million at March 31, 2001. These results reflected the net operations of the Trust prior to the sale of 27 of its 30 properties on May 17, 2001, and are not comparable to the results for the quarter ended March 31, 2002, at which time the Trust owned only the three remaining properties.


STATUS OF REAL ESTATE ASSET SALES
---------------------------------

As previously announced, the Trust sold University Square Business Center on April 1, 2002 and 6901 Riverport Drive on May 1, 2002. By reason of the receipt of proceeds from the sale of these properties, the Trust also announced that it will make an interim liquidating distribution of $0.30 per share on May 31, 2002, to shareholders of record as of May 16, 2002.

Furthermore, on May 2, 2002, the Trust announced that it had signed a contract to sell its Tucker (Atlanta), Georgia property, known as Northlake Tower Festival Mall, for a gross purchase price of $20.5 million. If the transaction closes at the contract price, the Trust expects to realize net proceeds of approximately $3.35 million, or approximately $0.215 per share, after crediting the Purchaser the amount of the existing Northlake debt (approximately $16.8 million) and paying related closing costs and prorations (expected to be approximately $0.35 million).











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BANYAN STRATEGIC REALTY TRUST
ADD 1



NASDAQ DELISTING
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Banyan previously announced that on February 14, 2002, it was notified by
Nasdaq that because the minimum bid price for Banyan's shares of beneficial interest closed below $1.00 per share for the preceding thirty consecutive trading days, Banyan's shares faced delisting. Nasdaq has advised that the bid price must close at $1.00 or more per share for ten or more consecutive trading days, between the notification date and May 15, 2002, for delisting to be avoided. If this criterion is not met, the shares would be delisted, subject to Banyan's right of appeal. Since February 14, 2002, the closing price of Banyan's shares has averaged $0.70 per share and it is not anticipated that the share price will exceed $1.00 before May 15, 2002. Banyan is currently looking into alternatives in order to provide a continued market for the exchange of its shares.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Additional properties were sold on April 1, 2002 and May 1, 2002. Banyan now owns a leasehold interest in one (1) real estate property located in Atlanta, Georgia, representing approximately 9% of its original portfolio. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $4.95 per share. On May 1, 2002, Banyan announced that an additional distribution of $0.30 per share will be made on May 31, 2002 to shareholders of record on May 16, 2002, thus increasing the total liquidating distributions to $5.25 per share. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. The "Management's Discussion and Analysis of Financial Condition and Results of Operations" section was included in our Form 10-Q for the quarter ended March 31, 2002 which was filed with the Securities and Exchange Commission on May 6, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.





          See Banyan's Website at http://www.banyanreit.com.












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